UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: October 21, 2010
(Date of earliest event reported)

Data I/O Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 0-10394
                                                                                                                                                                                                                                                                                              _____________________________________

Washington	91-0864123
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
6464 185th Ave. N.E., Suite 101 Redmond, WA 98052
(Address of principal executive offices, including zip code)

(425) 881-6444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operation and Financial Condition

A press release made on October 21, 2010 follows:

Joel Hatlen	Hayden IR
Vice President and Chief Financial Officer	Brett Maas, Managing Partner
Data I/O Corporation	(646) 536-7331
6464 185th Ave. NE, Suite 101	Email: brett@haydenir.com - or -
Redmond, WA 98052	Dave Fore, Client Manager & Senior Research Analyst
(425) 881-6444	(206) 450-2151
investorrelations@dataio.com	Email: dave@haydenir.com

DATA I/O ANNOUNCES 24% REVENUE GROWTH,

ONGOING PROFITABILITY FOR THIRD QUARTER 2010

Sales Double in Asia; Total Orders Up 44%;

 Net Income of $0.8 Million or $0.09 Per Share

Redmond, WA, October 21, 2010 – Data I/O Corporation (NASDAQ: DAIO), the leading provider of manual and automated device programming systems,  today announced financial results for the third quarter ended September 30, 2010.

Highlights

•         Third quarter 2010 revenue increased 24 percent to $6.6 million from $5.3 million in the same period last year

•         Third quarter 2010 net income increased 152 percent to $833,000, or $0.09 per diluted share, from $331,000, or $0.04 per share, in the same period last year

•         Year-to-date revenue increased 43 percent to $19.4 million from $13.6 million for the same period last year

•         Year-to-date net income increased to $2.4 million from a net loss of $(816,000), a $3.2 million positive swing from the same period last year

•         Appointed Dr. Qinghua (Ching) Ma President of Data I/O's China operations

•         Awarded the Manufacturer of the Year in the category of small manufacturers from the Association of Washington Business (AWB); the award recognizes the premier small, medium and large manufacturing firms in the State of Washington for their business excellence, innovation and entrepreneurial spirit, positive impact on the local community and contribution to the state's economy

Financial Results

Revenues for the third quarter of 2010 were $6.6 million, up 24 percent compared with $5.3 million in the third quarter of 2009 and $6.6 million in the second quarter of 2010.  Asia was the company’s strongest geographic region, with sales doubling there compared to the third quarter of 2009.  On a product basis, the sales increase was especially strong for Data I/O’s automated systems, with that segment growing over 40 percent, while non-automated systems were up 13 percent compared to the third quarter of 2009.  Net income in the third quarter of 2010 was up 152 percent to $833,000, or $0.09 per diluted share, compared with net income of $331,000 or $0.04 per share, in the third quarter of 2009.

“Asia was a very bright spot in our financial results,” said Fred Hume, President and CEO. “We achieved record order value from customers in Asia, up 72 percent sequentially from the second quarter of 2010 and up 122 percent compared to the same quarter of last year. Our Asia sales team cracked 11 new accounts, a record number, with much of the business coming from advanced devices such as Smartphones and Tablet computers.”

Gross margin as a percentage of sales in the third quarter of 2010 was 57.9 percent, compared with 56.2 percent in the third quarter of 2009 and 58.4 percent in the second quarter of 2010.  This gross margin increase compared to the third quarter of 2009 was primarily due to the impact of increased sales volume relative to fixed operating costs and a more favorable product/price mix.  Data I/O ended the quarter with a backlog of $1.7 million, compared to $0.9 million at September 30, 2009 and $1.4 million at the end of the second quarter of 2010.

The Company’s cash position at September 30, 2010 increased $713,000 during the quarter to $17.5 million.  Accounts receivable increased to $5.5 million at September 30, 2010 compared to $3.5 million at September 30, 2009 primarily due to the increase in sales volume and to $4.6 million at June 30, 2010 primarily due to an increase in invoiced deferred revenues.  Inventories were at $3.9 million at September 30, 2010, down from $4.3 million at September 30, 2009 reflecting our past efforts to reduce inventories, but up from $3.4 million at the end of the second quarter of 2010 due to inventories related to support systems in deferred revenue as well as our backlog growth.

“We are pleased to report continued another excellent quarter of meaningful progress and solid financial results,” Mr. Hume added.   “During the quarter, we were successful in completing one of our major software development contracts and continued to progress in building our software business with a new software development order. Overall, we believe that the electronics industry is continuing its recovery, and we see continued strength in global demand spread across all of our customer segments, with significant levels of activity in consumer, wireless, and automotive.”

Conference Call Information

A conference call discussing the third quarter of 2010 financial results will follow this release today at 2:00 p.m. Pacific time/5:00 p.m. Eastern time. To listen to the conference call, please dial (612) 332-0335 passcode: DAIO.  A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week.  To access the replay, please dial (320) 365-3844, access code:  173923.  The conference call will also be simultaneously web cast over the Internet; visit the News and Events section of the Data I/O Corporation website at http://www.dataio.com  to access the call from the site.  This web cast will be recorded and available for replay on the Data I/O Corporation website approximately two hours after the conclusion of the conference call.

About Data I/O Corporation

With over 35 years of expertise in delivering intellectual property to programmable devices, Data I/O offers complete, integrated manufacturing solutions in wireless, automotive, programming center, semiconductor, and industrial control market segments for OEM, ODM, EMS and semiconductor companies. Data I/O is the leader in programming and provides hardware and software solutions for turn-key programming and device testing services, as well as in-system (on-board), in-line (right before use at the SMT line), or in-socket (off-line) programming. These solutions are scalable for small, medium and large volume applications with different device mixes.  Data I/O Corporation has headquarters in Redmond, Wash., with sales and services worldwide. For further information, visit the company’s website at http://www.dataio.com.

Forward Looking Statement

Statements in this news release concerning future results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.  These factors include uncertainties as to levels of orders, ability to record revenues, release schedules, market acceptance of new products, changes in economic conditions and market demand, pricing and other activities by competitors, and other risks including those described from time to time in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

–        Summary Financial Data Attached   –

DATA I/O CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net Sales	$6,605	$5,317	$19,448	$13,593
Cost of goods sold	2,781	2,327	8,021	6,278
Gross margin	3,824	2,990	11,427	7,315
Operating expenses:
Research and development	957	1,055	2,868	3,096
Selling, general and administrative	1,912	1,577	5,725	4,760
Provision for business restructuring	-	23	-	203
Total operating expenses	2,869	2,655	8,593	8,059
Gain on sale of assets	10	13	13	15
Operating income (loss)	965	348	2,847	(729)
Non-operating income (expense):
Interest income	13	3	30	21
Interest expense	(3)	(4)	(9)	(16)
Foreign currency transaction gain (loss)	(44)	80	(221)	139
Total non-operating income (loss)	(34)	79	(200)	144
Income (loss) before income taxes	931	427	2,647	(585)
Income tax (expense) benefit	(98)	(96)	(246)	(231)
Net income (loss)	$833	$331	$2,401	$(816)

Basic earnings (loss) per share	$0.09	$0.04	$0.27	$(0.09)
Diluted earnings (loss) per share	$0.09	$0.04	$0.26	$(0.09)
Weighted-average basic shares	9,018	8,933	8,987	8,906
Weighted-average diluted shares	9,148	8,983	9,110	8,906

See notes to consolidated financial statements

DATA I/O CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(UNAUDITED)

	September 30, 2010	December 31, 2009

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 17,550	$ 15,642
Trade accounts receivable, net of allowance for doubtful accounts of $168 and $171	5,508	3,192
Inventories	3,927	3,947
Other current assets	214	434
TOTAL CURRENT ASSETS	27,199	23,215

Property, plant and equipment – net	1,335	1,819
Other assets	150	102
TOTAL ASSETS	$ 28,684	$ 25,136

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 1,153	$ 970
Accrued compensation	1,359	1,010
Deferred revenue	1,903	1,462
Other accrued liabilities	751	714
Accrued costs of business restructuring	83	100
Income taxes payable	90	91
Current portion long-term debt	126	132
TOTAL CURRENT LIABILITIES	5,465	4,479

Long-term other payables	29	69
Long-term debt	-	90

COMMITMENTS

STOCKHOLDERS’ EQUITY
Preferred stock -
Authorized, 5,000,000 shares, including 200,000 shares of Series A Junior Participating
Issued and outstanding, none	-	-
Common stock, at stated value -
Authorized, 30,000,000 shares
Issued and outstanding, 9,019,510 and 8,955,885 shares	22,066	21,758
Accumulated earnings (deficit)	289	(2,112)
Accumulated other comprehensive income	835	852
TOTAL STOCKHOLDERS’ EQUITY	23,190	20,498
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 28,684	$ 25,136

See notes to consolidated financial statements

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                Data I/O Corporation

October 22, 2010                    By _/s/Joel S. Hatlen

                                                Joel S. Hatlen

                                                Vice President

                                                Chief Financial Officer